Exhibit 10.1

AMENDMENT NO. 1 TO SECURITIES PURCHASE AGREEMENT

This Amendment No. 1 (the “Amendment”) dated January 29, 2024, to the Securities Purchase Agreement (the “Agreement”), dated as of April 10, 2023, is entered into by and between AiAdvertising, Inc., a Nevada corporation (the “Company”), and Hexagon Partners, Ltd., a Texas limited partnership (the “Purchaser” and together with the Company, the “Parties”, and each, a “Party”).

RECITALS

WHEREAS, the Parties entered into the Agreement pursuant to which the Company agreed to issue and sell up to 3,000,000 shares of Series I Convertible Preferred Stock, par value $0.001 per share, with the rights, preferences, powers, restrictions, and limitations set forth in the certificate of designation of the Company filed with the Secretary of State of Nevada on October 10, 2023 in three tranches, the first of which was Tranche A which was consummated on April 10, 2023; and

WHEREAS, pursuant to Section 9.12, the Parties wish to enter into this Amendment to amend the terms of the purchase of Tranche B shares and Tranche C shares and to consummate the sale of the Tranche B shares to the Purchaser, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Agreement.

2. Amendments to the Agreement. As of the Effective Date (as defined in Section 3), the Agreement is hereby amended or modified as follows:

a.	Section 2.01(b) of the Agreement is hereby amended and restated to read as follows:

“Tranche B Option. Subject to the satisfaction of the terms and conditions of this Agreement, the Company grants to Purchaser a ten (10) month option from the Initial Closing (the “Option Period”) to purchase up to 892,857 additional shares of Series I Preferred Stock at a purchase price of $2.80 per share of Series I Preferred Stock (the “Tranche B Option” and such Tranche B purchase price the “Tranche B Purchase Price”)”

b.	Section 2.01(c) of the Agreement is hereby amended and restated to read as follows:

“Tranche C Option. Subject to the satisfaction of the terms and conditions of this Agreement, the Company grants to Purchaser a ten (10) month option, during the Option Period that runs concurrently with the Tranche B Option, to purchase up to 168,269 shares of Series I Preferred Stock at a purchase price of $10.40 per share of Series I Preferred Stock (the “Tranche C Option” and such Tranche C purchase price the “Tranche C Purchase Price”).”

c.	Article VI of the Agreement is hereby amended by inserting at the end of such Article VI the following Section 6.08:

“Section 6.08 Participation Right. If the Company proposes to sell any of its securities in a financing transaction concurrent with a listing of the shares of Common Stock of the Company on a major U.S. stock exchange (the “Financing Transaction”), the Purchaser shall have the right to be the lead investor and participate in such Financing Transaction. The Company shall deliver to the Purchaser a written notice of its intent to complete the Financing Transaction. If the Purchaser desires to participate in such Financing Transaction, the Purchaser shall provide prompt notice (but in no event, not later than two (2) Trading Days after receipt of written notice from the Company) to the Company that such Purchaser is willing to participate in the Financing Transaction.”

3. Listing and Maintenance Requirements. The Company received notification from the OTC Markets on July 11, 2023, that its common stock is eligible only for “Unsolicited Quotes”.

3. Date of Effectiveness; Limited Effect. This Amendment will become effective on the date first written above (the “Effective Date”). Except as expressly provided in this Amendment, all of the terms and provisions of the Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Agreement or of any other Transaction Document or as a waiver of or consent to any further or future action on the part of either Party that would require the waiver or consent of the other Party. On and after the Effective Date, each reference in the Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference to the Agreement in any other agreements, documents, or instruments executed and delivered pursuant to, or in connection with, the Agreement/Transaction Documents, will mean and be a reference to the Agreement as amended by this Amendment.

4. Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

a. It has the full right, power, and authority to enter into this Amendment and to perform its obligations hereunder and under the Existing Agreement as amended by this Amendment.

b. The execution of this Amendment by the individual whose signature is set forth at the end of this Amendment on behalf of such Party, and the delivery of this Amendment by such Party, have been duly authorized by all necessary action on the part of such Party.

c. This Amendment has been executed and delivered by such Party and (assuming due authorization, execution, and delivery by the other Party) constitutes the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity.

5. Miscellaneous.

a. Headings. The headings in this Amendment are for reference only and shall not affect the interpretation of this Agreement.

b. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Amendment shall be governed and subject to Section 9.14 of the Agreement.

c. Entire Agreement. This Amendment constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

d. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Amendment delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AIADVERTISING, INC.

By	/s/ Gerard Hug
Name:	Gerard Hug
Title:	Chief Executive Officer

HEXAGON PARTNERS, LTD.

By: Texas Star Management Company, LLC, its general partner

By:	/s/ Tim Dunn
Name:	Tim Dunn
Title:	Manager

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